EXHIBIT 99.1


FOR IMMEDIATE RELEASE
______________________

From:  SMTEK International, Inc.        Contact:   Rick Vitelle
       2151 Anchor Court                           Chief Financial Officer
       Thousand Oaks, CA  91320                    (805) 376-2595


         SMTEK International Announces Sale of Irlandus Circuits Ltd.
        ______________________________________________________________

     THOUSAND OAKS, CALIFORNIA (November 19, 1999) - SMTEK International, Inc. (Nasdaq: SMTI) today announced that it has sold its Northern Ireland printed circuit board (PCB) operation, Irlandus Circuits Ltd., to a local management buy-out group for 2.8 million pounds sterling, or approximately $4.5 million (U.S.) cash. The gain on the sale was not material.

     The Company stated that the sale represented the divestiture of the last PCB operation from the former DDL Electronics and will enable the company to focus on its core competencies in electronics manufacturing services (EMS).

     Headquartered in Thousand Oaks, California, SMTEK International, Inc. is an EMS provider serving original equipment manufacturers (OEMs) in the computer, telecommunications, instrumentation, medical, industrial and aerospace industries. The company provides integrated solutions to OEMs across the entire product life cycle, from design to manufacturing to end-of-life services, for the worldwide low to medium volume, high complexity segment of the EMS industry. The company's EMS operations are located in Southern California, Florida and Northern Ireland.

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